EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Lund International Holdings, Inc. on Form S-8 (File Nos. 33-78140, 333-46263, 33-64083 and 33-37160) of our report dated March 23, 2001 on our audits of the consolidated financial statements of Lund International Holdings, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 23, 2001 relating to the Financial Statement Schedule which is included in this Form 10-K.








PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
March 23, 2001




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